Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of McCormick & Company, Incorporated and subsidiaries for the registration of 857,756 shares of Common Stock and to the incorporation by reference therein of our reports dated January 29, 2014, with respect to the consolidated financial statements and schedule of McCormick & Company, Incorporated and subsidiaries, and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated and subsidiaries, included in its Annual Report (Form 10-K) for the year ended November 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 18, 2014